Exhibit 23.3

Consent of ImpactRx

June 20, 2013

To the Board of Directors

Iroko Pharmaceuticals Inc.

British Virgin Islands

Ladies and Gentlemen:

ImpactRx®, Inc., a wholly-owned subsidiary of Symphony Health Solutions Corporation (“ImpactRx”), hereby consents to references to it or “ImpactRx” and statements attributed to it in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Iroko Pharmaceuticals Inc. (the “Company”) initially filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on June 18, 2013, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

ImpactRx further consents to inclusion of information, data and statements from the independent conjoint studies it conducted for the Company or its subsidiaries with respect to ZorvolexTM, TiforbexTM, submicron naproxen and submicron meloxicam (collectively, the “Studies”) in the Company’s Registration Statement and the SEC Filings, and citation of the Studies in the Company’s Registration Statement and the SEC Filings.

ImpactRx further consents to the filing of this letter as an exhibit to the Registration Statement and to the references to it under the heading “Experts” appearing therein.

/s/ Symphony Health Solutions Corporation

Symphony Health Solutions Corporation
On behalf of ImpactRx®, Inc.
Horsham, PA